                                                                      EXHIBIT 12

                       NATIONAL CONSUMER COOPERATIVE BANK

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 9 MONTHS ENDED SEPTEMBER 30th
                                 -----------------------------

                                     1999             1998
                                     ----             ----
Earnings

  Net Income                      13,815,699        7,644,282
  Provision for Income Taxes       1,136,679        1,074,328
  Fixed Charges                   36,504,782       34,442,929

    Total Earnings                51,457,160       43,161,539
                                  ----------       ----------

Fixed Charges

  Interest Expense, Debt          31,969,979       30,637,999
  Interest Expense, Deposits       4,178,962        3,465,479
  Rentals                            355,841          339,451

    Total Fixed Charges           36,504,782       34,442,929
                                  ----------       ----------

Fixed Charges w/o Deposits        32,325,820       30,977,450
                                  ----------       ----------

Ratio of Earnings to Fixed Charges

  Including interest on deposits        1.41             1.25
  Excluding interest on deposits        1.46             1.28

(1) Rentals is assumed to equal 1/3 of total rentals for the period as shown below:

  Rentals                          1,067,522        1,018,352


                                                     YEAR ENDING DECEMBER 31st
                                                     -------------------------

                                     1998             1997            1996               1995             1994
                                     ----             ----            ----               ----             ----
Earnings

  Net Income                      12,627,625       12,462,355       11,199,198        9,083,236        8,876,862
  Provision for Income Taxes       1,453,165        1,375,498          796,914          777,683          584,530
  Fixed Charges                   46,000,035       42,374,891       35,709,589       31,183,161       21,023,441

    Total Earnings                60,080,825       56,212,744       47,705,701       41,044,080       30,484,833
                                  ----------       ----------       ----------       ----------       ----------

Fixed Charges

  Interest Expense, Debt          40,620,896       37,973,393       31,190,158       27,295,259       18,529,148
  Interest Expense, Deposits       4,939,806        3,970,498        4,109,098        3,457,902        2,079,895
  Rentals                            439,333          431,000          410,333          430,000          414,398

    Total Fixed Charges           46,000,035       42,374,891       35,709,589       31,183,161       21,023,441
                                  ----------       ----------       ----------       ----------       ----------

Fixed Charges w/o Deposits        41,060,229       38,404,393       31,600,491       27,725,259       18,943,546
                                  ----------       ----------       ----------       ----------       ----------

Ratio of Earnings to Fixed Charges

  Including interest on deposits        1.31             1.33             1.34             1.32             1.45
  Excluding interest on deposits        1.34             1.36             1.38             1.36             1.50

(1) Rentals is assumed to equal 1/3 of total rentals for the period as shown below:

  Rentals                          1,318,000        1,293,000        1,231,000        1,290,000        1,243,195


For purposes of computing the consolidated ratios, Earnings consist of net income before income taxes plus fixed charges (excluding capitalized interest). Fixed Charges consist of interest on short-term and long-term debt (including interest related to capitalized leases and capitalized interest) and one-third of rent expense, which approximates the interest component of such expense. In addition, where indicated, fixed charges include interest on deposits.